Exhibit 99.1

                   VESTA ANNOUNCES A.M. BEST RATING CHANGE

    BIRMINGHAM, Ala., March 8 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (Pink Sheets: VTAI.PK) announced today that A.M. Best has downgraded the company's property casualty subsidiaries' ratings to C++ (Marginal) from B
(Fair). Best's Ratings reflect the A.M. Best Company's opinion based on an evaluation of the company's balance sheet strength, operating performance and business profile.

    "We are disappointed with Best's evaluation of the company, which we believe focuses on our current balance sheet. While we recognize these balance sheet concerns, we have also seen improving operating results throughout 2005 stemming from rate increases and underwriting actions taken over the last several years, and our underlying business is now performing well," said David W. Lacefield, Vesta's new President and CEO. "We have always paid our claims promptly and serviced our accounts, our franchise is valuable, and we are actively working with third parties to structure a transaction that will protect this long-term value for our shareholders and other constituents."

    Vesta's statutory capital and surplus has declined over recent years due to higher than anticipated losses from the 2004 and 2005 hurricane seasons, combined with other declines in statutory surplus attributable to changes in accounting estimates. While Vesta successfully executed previous capital enhancement plans, which included the sale of its life insurance and automobile insurance operations, the hurricane losses largely offset the surplus realized through those transactions.

    About Vesta Insurance Group, Inc.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

    This news release contains statements concerning management's beliefs, plans or objectives for Vesta's future operations or financial performance, including ongoing discussions with third parties to structure a transaction that will protect our long term franchise value. These statements, whether expressed or implied, are only predictions and should be considered "forward- looking statements" under applicable securities laws. You should be aware that Vesta's actual operations and financial performance, may differ materially from those reflected in these forward-looking statements. The main factors that could affect these forward-looking statements are that the anticipated transactions do not come to fruition, which could lead to a significant loss of premium volume and have a material adverse effect on our results of operations.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             03/08/2006
    /CONTACT: John W. McCullough, Vice President-Associate General Counsel of Vesta Insurance Group, Inc., +1-205-970-7056, or Jmccullough@vesta.com/
    /Web site:  http://www.vesta.com /

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